UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Procter & Gamble Company

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Stewart Atkinson Chief Purchasing Officer	The Procter & Gamble Company General Offices 2 Procter & Gamble Plaza Cincinnati, Ohio 45202-3315

To Our Valued External Business Partners,

P&G’s fourth quarter 2017 earnings report was shared on July 27. Our Chairman, President and CEO David Taylor shared with investors and the public that “We met or exceeded each of our going-in objectives for fiscal year 2017 in a challenging macro and competitive environment. We made significant progress on our key priorities: accelerating organic sales growth, continuing to drive strong productivity improvement and cost savings, strengthening our organization and culture and completing moves to simplify and strengthen our product portfolio.” You can read about P&G’s results in detail in our Q4 earnings release at www.pg.com, here: http://news.pg.com/press-release/pg-corporate-announcements/pg-announces-fourth-quarter-and-fiscal-year-2017-results

Our fiscal 2017 results demonstrate that the actions we have taken and the plan we have in place are working. In fact, we have met or exceeded each of our fiscal 2017 objectives and you, our external business partners, played a big role in that success. Thank you! Delivery of our financial goals has also translated into share price gains for our shareholders. Now is the time to build on our momentum, deliver on our commitments, and keep innovating and improving to win.

As you likely know, Trian Fund Management, a New York hedge fund, has nominated Nelson Peltz to stand for election to P&G’s Board at our upcoming Annual Meeting of Shareholders on October 10, 2017. Shareholders are being asked to choose between a Board and management team that are successfully executing a proven plan to build a better and more valuable company and Mr. Peltz, who has not offered any new, actionable ideas to deliver value beyond the plan that we already have in place.

We strongly recommend shareholders vote the BLUE Proxy Card to maintain our momentum. What’s best for P&G right now is balance and focus. P&G, and our business partners, will not benefit from change for the sake of change. If you’d like more information on this topic, you can find it here: https://voteblue.pg.com

Feel free, as always, to ask me any questions.

Finally, in my last letter to you, I spoke of the work we’re doing in the areas of payments and digitization, and Coupa and Ariba specifically. While the Coupa and Ariba implementations are underway, it will take time to have both fully in-place globally and see the transformational benefits together. As such, I wanted to make you aware of our Adopt the Core program which will enable progress towards our Source-to-Pay Transformation vision by leveraging existing systems. You’ll soon hear from your Supplier Relationship Owner or our central team to jointly determine which elements of the Adopt the Core program may be best suited for our business together. To help guide you in this, we’ve created a “Supplier Systems Catalog,” available at PGSupplier.com g For Current Suppliers g Supplier Systems Catalog. Please review the catalog and proactively discuss it with your Supplier Relationship Owner.

Thank you for your partnership as we jointly transform our business together!

Sincerely,

Stewart Atkinson

The Procter & Gamble Company

Chief Purchasing Officer

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.